Exhibit 99.1

For:	J.Crew Group, Inc.

Media Contact:	Owen Blicksilver Public Relations
Owen Blicksilver (516) 742-5950

For Immediate Release

J.CREW NAMES BRIDGET RYAN BERMAN TO BOARD OF DIRECTORS

New York, NY (August 9, 2005) — J.Crew Group, Inc. announced today that Bridget Ryan Berman has been named to its Board of Directors.  Ms. Berman, 45, was most recently Vice President / Chief Operating Officer of Retail Stores for Apple Computer, Inc., which owns and operates 113 retail locations throughout the United States, Japan and the United Kingdom.

“I am pleased to welcome Bridget to our Board.  I have known her throughout her time at Apple and simply stated, she gets it,” said Millard Drexler, Chairman and CEO of J.Crew. “Bridget’s accomplishments and success in a variety of business and retail environments make her especially well-suited for our Board of Directors.”

Prior to joining Apple, Bridget was Group President of Polo Ralph Lauren Retail (PRL). In her 12 years at Polo, Bridget was responsible for the strategic development and operations of the full price and outlet store divisions in both the United States and Europe.  Additionally, Bridget served on the Executive leadership team for PRL and on the Board of Directors for RL Media (Polo.com).  Bridget began her career in the Executive Training program for Allied Department Stores and later joined the Rich’s division of Federated Department Stores in Atlanta, GA.

Separately, the company announced that Roxane Al-Fayez has resigned as Executive Vice President of Direct Operations, Distribution Centers and Information Technology effective August 19.  She is returning to Columbus, Ohio, where she has been commuting from for the past two years.

About J.Crew

J.Crew Group, Inc. is a leading retailer of men’s and women’s apparel, shoes and accessories.  The Company operates 157 retail stores, the J.Crew catalog business, jcrew.com, and 43 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

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